UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2019

Sears Hometown Stores, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35641	80-0808358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois		60192
(Address of principal executive offices)		(Zip Code)

(847) 286-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided under Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 23, 2019 (the “Closing Date”), in connection with the closing of the Merger (as defined below), Sears Hometown Stores, Inc. (the “Company”), certain of its subsidiaries and Transform Merger Corporation (“Merger Sub”) entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association, as Agent, and the lenders from time to time party thereto. The Credit Agreement provides for an $80 million senior secured revolving credit facility (the “Credit Facility”) available to be used by the Company and certain of its domestic subsidiaries for general corporate purposes, including to finance the merger consideration that was paid in connection with the acquisition of the Company in accordance with the terms of the previously announced Agreement and Plan of Merger, dated as of June 1, 2019, among the Company, Transform Holdco LLC (“Transform Holdco”) and Merger Sub (as amended and supplemented by the terms of the previously announced letter agreement, dated as of August 27, 2019, among the Company, Transform Holdco and Merger Sub, the “Merger Agreement” and the transactions contemplated thereby, the “Merger”). The Company and each of its material subsidiaries is a borrower, and jointly and severally liable, under the Credit Facility. The Credit Facility matures on October 23, 2024.

Under the Credit Facility, the Company will pay quarterly fees of 0.50% per annum on the unused portion of the facility. Loans under the facility will bear interest at a floating rate based, at the Company’s election, on either a customary base rate or a customary LIBOR rate, in each case plus an applicable margin based on availability under the Credit Facility.

The Credit Agreement requires the Company to comply with a minimum excess availability covenant. In addition, the Credit Agreement contains other standard affirmative and negative covenants, such as those which (subject to certain thresholds) limit the ability of the Company and its subsidiaries to, among other things, incur debt, incur liens, engage in mergers, consolidations or acquisitions, make certain investments, make distributions on or repurchase its equity securities, or engage in transactions with affiliates. Events of default under the Credit Agreement include, among other things, payment defaults, breaches of representations, warranties or covenants, defaults under material indebtedness, certain events of bankruptcy or insolvency, judgment defaults, certain defaults or events relating to employee benefit plans or a change in control of the Company. The events of default would permit the lenders to terminate commitments and accelerate the maturity of borrowings under the Credit Facility if not cured within applicable grace periods.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On the Closing Date, pursuant to an action by unanimous written consent of the stockholders of the Company, in connection with the Merger (and not as a result of any disagreement with the Company), Kunal Kamlani, the sole director of the Company, who was appointed in accordance with the terms of the Merger Agreement, ceased to be the sole director of the Company and Steven Swank and Brandon Gartman became directors of the Company.

On October 29, 2019, the officers of the company who were appointed in accordance with the terms of the Merger Agreement ceased to be officers of the Company and the persons listed below became officers of the Company:

•	Brandon Gartman, Chief Operating Officer and Secretary; and

•	Steven Swank, Chief Financial Officer and Treasurer.

Mr. Gartman, age 50, has served as General Manager since October 23, 2019, and Vice President, Operations Services since 2017. Prior to that, he served as Vice President, Operating Services, from 2015 to 2017 and Division Vice President, Outlet Repair & Distribution Centers, from 2013 to 2015. All of these positions were at the Company.

Mr. Swank, age 48, has served as Divisional Vice President, Finance at the Company since 2012.

Neither Mr. Gartman nor Mr. Swank has any family relationship with any of the current or former directors and officers of the Company, nor are they participants in any related party transaction required to be reported under Item 404(a) of Regulation S-K with the Company.

Item 5.03	Amendments to the Articles of Incorporation or Bylaws

On the Closing Date, pursuant to an action by unanimous written consent of the stockholders of the Company, the amended and restated certificate of incorporation of the Company, as adopted pursuant to the Merger Agreement, was further amended and restated to be in the form of the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit 3.1. The purpose of this amendment was to remedy an inconsistency between the indemnification language in the bylaws of the Company prior to Closing and the certificate of incorporation adopted pursuant to the Merger Agreement.

Item 5.07	Submission of Matters to a Vote of Security Holders

The information provided under Item 5.02 and Item 5.03 is incorporated by reference into this Item 5.07.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1	Second Amended and Restated Certificate of Incorporation of Sears Hometown Stores, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOMETOWN STORES, INC.

By:	/s/ Brandon Gartman
Brandon Gartman
Chief Operating Officer

Date: October 29, 2019